Exhibit 99.1

Thunder Bridge Capital Partners III Inc.

Announces the Separate Trading of its Class A Common Stock and Warrants, commencing March 29, 2021

New York, March 26, 2021 (GLOBE NEWSWIRE) -- Thunder Bridge Capital Partners III Inc. (the “Company”) announced today that, commencing March 29, 2021, holders of the 41,400,000 units sold in the Company’s initial public offering may elect to separately trade the shares of the Company’s Class A common stock and warrants included in the units. Class A common stock and warrants that are separated will trade on the Nasdaq Capital Market under the symbols “TBCP” and “TBCPW,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Those units not separated will continue to trade on the Nasdaq Capital Market under the symbol “TBCPU.” Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company's transfer agent, in order to separate the units into shares of Class A common stock and warrants.

The Company is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any business or industry, it intends to focus its search on companies in the financial services industry. The Company is led by Chief Executive Officer Gary A. Simanson.

The units were initially offered by the Company in an underwritten offering. Morgan Stanley & Co. LLC acted as the sole book-running manager for the offering. A registration statement relating to these securities was declared effective by the Securities and Exchange Commission (“SEC”) on February 4, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering was made only by means of a prospectus. Copies of the prospectus may be obtained from Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact
Gary A. Simanson
202.431.0507
gsimanson@thunderbridge.us